Exhibit 10.19

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Ellen Ewart (hereinafter referred to as “Executive”) and Coronado Global Resources Inc and all entities owned or controlled by Coronado Global Resources Inc. (hereinafter referred to collectively as “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive’s separation from employment with the Company as set forth herein.  Executive makes this Agreement on behalf of herself, her executors, heirs, administrators, assigns and anyone else claiming by, through or under Executive.

NOW, THEREFORE, with intent to enter into a legally binding agreement, and in consideration of the mutual promises set forth herein, it is agreed as follows:

1.        Definitions.  As used in this Agreement, these words shall have the following meanings:

a.                                      RELEASEES means the Company and all former and current owners, shareholders, partners, sponsors, members, investors, predecessors, officials, officers, representatives, insurers, reinsurers, agents, directors, employees, subsidiaries, affiliates, and divisions and all other related entities and their respective heirs, successors, and assigns and all other persons and entities acting by, through, under, or in concert with any of them.

b.                                      CLAIM(S) means any and all charges, complaints, claims, liabilities, obligations, promises, agreements, grievances, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees whether or not actually incurred).

2.                    Separation Date.  Company and Executive agree that Executive’s last day of employment shall be May 31, 2019 (the “Separation Date”).  The parties agree that this separation is a result of Executive’s willful resignation.

3.              Salary.  Executive shall be paid her regular salary thru Separation Date.  This amount was paid on May 15, 2019.

4.              Vacation: Executive shall be paid 15 vacation days of accrued but unused vacation for 2019.  The vacation days will be paid on June 15, 2019.

5.              Severance.  The Company agrees to pay Executive, in addition to accrued salary and vacation days, a one-time severance payment of $25,000.  This payment shall be made on June 15, 2019.

6.        MIUs.  Executive holds Management Incentive Units (MIUs) pursuant to the Second Amended and Restated Limited Liability Company Agreement of Coronado Group LLC which became effective October 2018 (hereinafter “Company Agreement”).  Pursuant to that Company Agreement (Section 3.5), Executive agreed to the automatic forfeiture of 66.66% of her held MIUs upon the Executive’s termination of her status as an employee of the Company.  Pursuant to the provisions of the Company Agreement, such forfeiture is automatic, and Executive is not entitled to any compensation or consideration in connection with the forfeiture of MIUs.  However, in consideration for the Executive’s execution of this Agreement, and provided that Executive complies with all terms and conditions set forth in this Agreement, the Company’s Board of Managers has elected, as permitted by applicable provisions of the Company Agreement, to allow Executive to retain 100% of her MIUs, which shall constitute valuable consideration for the Executive to execute this Agreement and Release .As a result, Executive shall continue to hold 16.5 Tier I Units; 7.5 Tier II Units and 7.5 Tier III Units.  Executive’s rights, restrictions and remedies regarding her retained MIU’s are governed by the terms of the Company Agreement

7.        COBRA.  Executive’s medical coverage as well as her dental and vision coverage will end on the Separation Date.  A federal law in the form of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) requires that when an individual loses medical coverage due to loss of employment, that individual and her eligible dependents will have the option to continue the same level of coverage for a period of up to 18 months.  Infinisource (“COBRA ADMINISTRATOR”) will send Executive a COBRA election form detailing the COBRA rates as well as general information.  Executive may elect full health coverage or any portion of health coverage, such as dental and vision coverage, for just herself To elect coverage under COBRA, Executive must complete the appropriate COBRA election forms and return the forms to the COBRA Administrator by the deadline specified on the COBRA election notification.

8.              Company Provided Life Insurance.  Company provided Basic Life Insurance and Basic AD&D coverage will end on the Separation Date.  Continuation options for Basic Life Insurance are available if exercised within 31 days of termination.  Options include converting  to an individual policy at Executive’s own expense.  The appropriate conversion forms can be obtained by calling Greenbrier Minerals Benefits department at (681) 207-7288.

9.        Company Provided Short-Term Disability Benefits.  Company provided Short-Term Disability benefits will end on the Separation Date

10.             Other.  Wage and Tax Statement (W2) and Affordable Care Act (ACA) Reporting will be mailed to Executive at the appropriate time.  It is the responsibility of the Executive Please keep the Human Resources Department advised of any future address changes.  The Company reserves the right to terminate the any benefit plans, change required contributions, or modify any benefit plans in whole or in part at any time for any reason, including changes to any and all the benefits provided.  Upon the Separation Date, all other benefit programs and plans will terminate.

11.             Return of Property.  Executive and Company agree that Executive has returned to the Company any property that belongs to the Company, which was in Executive’s possession or

Executive’s Initials	/s/ E.E.

control, including, but not limited to cellular phones, laptop computers, vehicles, tools and equipment, keys, ID badges, files, including computer files and software.

12.       Indemnification and Cooperation.  Executive agrees to cooperate with the Company regarding any lawsuits or other issues that may arise in the future which relate to Executive’s tenure as a Company employee.  Further, the Company agrees that it will continue to indemnify and hold Executive harmless to the fullest extent provided in the Company’s By-laws and Amended and Restated Articles of Incorporation.

13.             Mutual Non-Disparagement.  Executive agrees that she will not make or publish, directly or indirectly, any statement, whether verbal or written, regarding or relating to any of the Releasees, their products or business, their officers, directors, other Executives or agents which is critical, disparaging or demeaning or which could reasonably be interpreted as being critical, disparaging or demeaning.  The Company agrees that its officers, Board members and other Executives will not make or publish, directly or indirectly, any statement, whether verbal or written, regarding or relating to Executive which is critical, disparaging or demeaning or which could reasonably be interpreted as being critical, disparaging or demeaning.

14.       Confidentiality. Executive further agrees that the existence and terms of this Agreement are confidential.  Accordingly, Executive shall not disclose the Agreement’s existence or the terms thereof to any person or entity, except that Executive may disclose the terms of the Agreement to, an attorney, tax advisor or accountant, and as otherwise required and compelled by law.  In so doing, Executive shall instruct her, attorney, or tax advisor or accountant that the information is confidential and shall not be disclosed to any other person or entity.  Executive represents that she has not, to date, disclosed to any person, other than to her attorney, tax advisor or accountant, the contents of any and all terms in this Agreement.  Executive understands and acknowledges that the Company may be required to file this Agreement with Securities and Exchange Commission and upon such filing the existence and terms of this Agreement shall no longer be confidential.

15.       Status of Any Non-Compete and Non-Solicitation Obligations.  Executive is released from any prior obligations to refrain from being employed by or engaging in any business which either competes with the Company or which involves the provision of services or advice similar in nature to what executive provided to the Company.  This specifically includes the provisions of Section 6(c) and 6(d) of that certain Employment Agreement dated December 25, 2018 by and between Executive and the Company (the “Employment Agreement”).  Nothing in this paragraph prevents Executive from joining another company that competes in the same marketplace as the Company.  However, in doing so, Executive acknowledges and agrees to abide by the terms of this Agreement, including her agreement to be bound to her obligations of confidentiality regarding the Company and its business.  Executive acknowledges that in waiving the provisions of Section 6(c) and 6(d) of the Employment Agreement, Executive is not entitled to any payment pursuant to Section 6(g) of the Employment Agreement.

16.                   Release. In exchange for the above-referenced consideration, and as a material inducement for RELEASEES to enter into this Agreement, Executive agrees not to sue and/or be a party to any proceeding of any kind or nature against RELEASEES for any CLAIMS.  She also irrevocably and unconditionally releases and forever discharges the RELEASEES from each and every CLAIM of any nature whatsoever, known or unknown, including, but not limited to those

Executive’s Initials	/s/ E.E.

arising out of or relating to her employment with Company or her separation therefrom, under any federal, state or local law and common law, including the West Virginia Human Rights Act or any state law claims of unlawful discharge.  Executive also agrees that she has not assigned or transferred any such CLAIMS to another person or entity.

Executive has read this Mutual Release and been provided a full and amply opportunity to study it, and Executive understands that this is a full, comprehensive and Mutual Release and includes any claim under the age discrimination in employment act.  Executive acknowledges that Executive has been advised in writing to consult with legal counsel before signing this Mutual Release, and Executive has had the opportunity to consult with an attorney and was given the phone number of the West Virginia State Bar Association: (866) 989-8227 or (304) 553-7220.  Executive was given a period of at least twenty-one days to consider signing this Mutual Release, and Executive has seven days from the date of signing to revoke Executive’s acceptance by delivering timely notice of her revocation to the Company’s Chief Legal Officer mailed to the Company’s its principal place of business in Beckley, West Virginia.  Executive is signing this Mutual Release voluntarily, without coercion, and with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims.  Executive acknowledges and agrees that the payments set forth are contingent upon Executive signing this Mutual Release and will be payable only if and after the revocation period has expired.

17.                   Waiver.  Executive represents she does not claim an interest in, has not made any CLAIMS, or has not filed any complaints or charges against any or all of the RELEASEES with any local, state, or federal department, agency or court.  Executive also waives the right to recover any damages or other relief in any CLAIM or suit brought by or through any local, state, or federal department, agency, or court.

18.             Non-Admission.  Executive also acknowledges and agrees that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgment, evidence, or admission of any liability or violation of any law or statute, the common law, or any agreement which exists or which allegedly may exist by and among Executive and any or all of the RELEASEES.  The RELEASEES specifically deny and disclaim any liability.

19.             Controlling Law.  This Agreement shall be governed and interpreted in all respects by the laws of the State of West Virginia.  The parties to this Agreement hereby submit to the jurisdiction of the state and federal courts located in the State of West Virginia for the resolution of any disputes under this Agreement.

20.             Entire Agreement.  Executive agrees she is fully able and competent to enter into this Agreement, that she has read this Agreement in its entirety, that he had an opportunity to review it with an attorney, and that her agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.  Further, Executive represents and acknowledges that in executing this Agreement, she does not rely and has not relied upon any representation or statement made by any or all of the RELEASEES with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in this Agreement.  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, between them.

[signature page follows]

Executive’s Initials	/s/ E.E.

[Signature page to Ewart Separation Agreement]

/s/ Ellen Ewart
Ellen Ewart
1056 Blackwell Road
Annapolis, MD 21403
Executive
Date:	5/29/19

/s/ Garold Spindler		, on behalf of Coronado Global Resources Inc.
Title:
Date:

Executive’s Initials	/s/ E.E.